                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.:

We consent to the use of our report dated February 26, 2004, with respect to the consolidated balance sheets of Noble Energy, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders' equity and other comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference and to the references to our firm under the headings "Experts" and "Selected Financial Data" in the prospectus.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003, the Company changed its method for accounting for asset retirement obligations.

                                                KPMG LLP

Houston, Texas
May 26, 2004